EXHIBIT 11.3
                       EARNINGS (LOSS) PER SHARE
                       FULLY DILUTED COMPUTATION
        FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994
           (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                    At September 30,
                                               -----------------------
                                                   1995         1994
                                               -----------  -----------
Basis for computation of fully diluted
  earnings (loss) per share:

  Earnings (loss) before extraordinary item
   and cumulative effect of accounting change,
   as reported                                 $     30.2 $     21.8
  Add interest charges on convertible debt            1.8        1.8
  Less provision for taxes                            (.7)       (.7)
                                               ----------  ----------
  Earnings (loss) before cumulative effect of
   accounting change and extraordinary item,
   as adjusted                                       31.3       22.9
  Cumulative effect of accounting change                        (5.9)
  Extraordinary loss - debt retirement                          (1.2)
                                               ----------  ----------

  Net earnings (loss) applicable to
   common stock                                $     31.3 $     15.8
                                               ==========  ==========

Number of shares:

  Weighted average shares outstanding         59,732,936   59,077,940
  Conversion of convertible subordinated
    notes into common stock                    3,652,074    3,622,048
                                              ----------   ----------
  Total common and common equivalent
   shares assuming full dilution              63,385,010   62,699,988
                                              ==========   ==========

Fully diluted earnings (loss) per share:

  Earnings (loss) before cumulative effect of
   accounting change and extraordinary item   $      .49   $      .37
  Cumulative effect of accounting change                         (.10)
  Extraordinary loss - debt retirement                           (.02)
                                              ----------   ----------
  Net earnings (loss)                         $      .49   $      .25
                                              ==========   ==========

This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings (loss) per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings (loss) per share for each period.